                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-7(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (section) 240.14a-11(c) or
     (section) 240.14a-12


                              Bernard Chaus, Inc.
                 (Name of Person(s) as Specified in Its Charter

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                              BERNARD CHAUS, INC.
                            ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------
     The Annual Meeting of Stockholders of Bernard Chaus, Inc., a New York corporation (the "Company"), will be held on November 15, 2000 at 9:00 a.m. at Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, Second Floor, for the following purposes:


   1. To elect seven directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified.


   2. To amend the Company's Stock Option Plan to increase the number of shares available for grant thereunder from 2,711,591 to 6,750,000 and to increase the maximum number of options that can be awarded to any employee thereunder from 2,200,000 to 4,000,000.


   3. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company to serve for the fiscal year ending June 30, 2001.


   4. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Stockholders of record at the close of business on October 9, 2000 are entitled to notice of and will be entitled to vote at the meeting.


     YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors,


                                        Barton Heminover
                                        Assistant Secretary


New York, New York
October 18, 2000

--------------------------------------------------------------------------------
  IMPORTANT: PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE SELF-ADDRESSED, STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                              BERNARD CHAUS, INC.
                        -------------------------------
              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 2000


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bernard Chaus, Inc., a New York corporation (the "Company"), to be used at the Annual Meeting of Stockholders which will be held on November 15, 2000 at 9:00 a.m. at Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, Second Floor, and any adjournments or postponements thereof.


     Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein. If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of Directors-Nominees for Election", (ii) FOR the amendment to the Company's Stock Option Plan to increase the number of shares available for grant thereunder from 2,711,591 to 6,750,000 and to increase the maximum number of options that can be awarded to any employee thereunder from 2,200,000 to 4,000,000, (iii) FOR the ratification of the appointment of Deloitte & Touche LLP as auditors for the Company's fiscal year ending June 30, 2001 and (iv) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.


     The principal executive offices of the Company are located at 530 Seventh Avenue, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was October 19, 2000.


     Stockholders of record at the close of business on October 9, 2000 are entitled to notice of and will be entitled to vote at the meeting. On October 9, 2000, there were outstanding 27,215,907 shares of common stock, $.01 par value ("Common Stock"), of the Company. Each share of Common Stock is entitled to one vote.


                               VOTING PROCEDURES


     Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Once a quorum of the stockholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast. All other actions to be taken at the meeting must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of September 30, 2000.




NAME AND ADDRESS OF              AMOUNT BENEFICIALLY     PERCENT
BENEFICIAL OWNER                        OWNED            OF CLASS
-----------------------------          -------           --------
Josephine Chaus (1) .........        18,848,415(2)        68.1%
530 Seventh Avenue, New York,
New York 10018

----------
(1) All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 72,936 shares included in such amount, Josephine Chaus shares power to vote and dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children.

(2) Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.


     The following table presents information as of September 30, 2000 with respect to the number of shares of Common Stock beneficially owned by each of the current directors of the Company and each Named Executive Officer (as defined herein), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group. The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days of September 30, 2000.

                                                                       AMOUNT BENEFICIALLY         PERCENT
NAME                                                                          OWNED (1)            OF CLASS
----                                                                         ---------             --------
DIRECTORS:
Philip G. Barach (2) ................................................             21,987             *
Nicholas DiPaolo (3) ................................................             21,250             *
Terri Kabachnick (4) ................................................              3,450             *
S. Lee Kling (5) ....................................................             34,415             *
Harvey M. Krueger (6) ...............................................             22,243             *
NAMED EXECUTIVE OFFICERS:
Ivy Karkut (7) ......................................................            268,750             *
Barton Heminover (8) ................................................             24,704             *
All directors and executive officers as a group (8 persons) .........         19,245,214(9)       69.5%(9)

----------
*     Less than one percent.

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.

(2) Includes options to purchase 9,750 shares of Common Stock granted under the Bernard Chaus, Inc. 1998 Stock Option Plan, as amended (the "Stock Option Plan"). Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan.

(3) Includes options to purchase 1,250 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 8,750 shares of Common Stock granted under the Stock Option Plan. Excludes 5,000 shares of Common Stock owned by his wife, as to which shares Mr. DiPaolo disclaims beneficial ownership. Also excludes option compensation currently under negotiations. See Proposal No.2 -- Interest of Certain Persons in the Proposal.

(4) Includes options to purchase 3,450 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 8,750 shares of Common Stock granted under the Stock Option Plan.

(5) Includes options to purchase 10,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan.

(6) Includes options to purchase 13,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 16,250 shares of Common Stock granted under the Stock Option Plan.

(7) Includes options to purchase 168,750 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 506,250 shares of Common Stock granted under the Stock Option Plan.

(8) Includes options to purchase 24,704 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 21,704 shares of Common Stock granted under the Stock Option Plan.

(9) Includes beneficial ownership of Josephine Chaus; also includes options to purchase an aggregate of 232,404 shares of Common Stock granted under the Stock Option Plan.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     Seven directors will be elected at the meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

     EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the election of these nominees. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such election.

     At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

     The following table sets forth certain information with respect to the nominees for director:


NAME OF NOMINEE                 AGE     DIRECTOR SINCE
----------------------------   -----   ---------------
Josephine Chaus ............    49          1977
Nicholas DiPaolo ...........    59          1999
Terri Kabachnick ...........    51          1999
S. Lee Kling ...............    71          1989
Harvey M. Krueger ..........    71          1992
Philip G. Barach ...........    70          1993
Ivy Karkut .................    46          1999

     Josephine Chaus has been an employee of the Company in various capacities since its inception. She has been a director of the Company since 1977, Chief Executive Officer from 1991 until September 1994 and from 1998 until present, and Chairman of the Board from December 1998 until present. In addition, she served as President from 1980 to February 1993, and served as member of the Office of the Chairman from September 1994 until it was eliminated in December 1998.

     S. Lee Kling was elected a director of the Company on February 22, 1989. He has served since 1991 as Chairman of the Board of Kling Rechter & Company, a merchant banking company which works in partnership with First Chicago Equity Capital Corp., and served as Vice Chairman of Willis Corroon Corp. of Missouri until July 2000. See "Certain Transactions." Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri ("Landmark"), until December 1991 when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss. Mr. Kling serves on the Boards of Directors of Falcon Products, Co., a furniture and fixtures manufacturer; Top Air Manufacturing Inc., a manufacturer of agricultural equipment; National Beverage Corp., a beverage manufacturer; Electro Rent Corporation, an electronic equipment rental company; Engineered Support

Systems, Inc., a product manufacturer in the defense industry; Learn2.com, an internet based learning service provider and Kupper Parker Communications, an advertising and public relations company, all of which are public companies.

     Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been Vice Chairman of Lehman Brothers, Inc. ("Lehman Brothers"), an investment banking firm, since 1997. From May 1984 to 1996, he was a Senior Managing Director of Lehman Brothers. From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co. Mr. Krueger currently serves as a director of Automatic Data Processing Inc., a provider of payroll and related employer services; R.G. Barry, a manufacturer of thermal comfort products; and Delta Galil Industries Ltd., a manufacturer of boutique-quality apparel.

     Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990, the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer. In addition, Mr. Barach served as Chairman of the Board of Directors of U.S. Shoe Corp. from March 1990 to March 1993. Mr. Barach currently serves as a director of Syms Corp., an off-price apparel retailer; Glimcher Real Estate Investment Trust, a real estate company; and R.G. Barry, a manufacturer of thermal comfort products, all of which are public companies. He was also a director of Union Central Life Insurance Company, an insurance carrier, until May 2000.

     Nicholas DiPaolo has been Chief Operating Officer and Vice Chairman of the Company since September 2000 and a director of the Company since February 11, 1999. Mr. DiPaolo also serves as a consultant to the apparel industry and as a private investor. From 1991 through May 1997, he served as Chairman, President and Chief Executive Officer of Salant Corporation, a diversified apparel company ("Salant"). In addition, Mr. DiPaolo served as President and Chief Operating Officer of Salant from 1988 through 1991. Prior to 1998, he held executive positions with a number of apparel and related companies, including Manhattan Industries, a menswear company, and The Villager, a women's sportswear company. Mr. DiPaolo currently serves as a director of JPS Industries Inc., a publicly traded manufacturer of specialty extruded and woven materials.

     Terri Kabachnick was elected a director of the Company on February 11, 1999. She is a retail consultant with 25 years of industry experience. Her firm, Terri Kabachnick & Company, was founded in 1981 and specializes in retail communications and productivity, serving an international client base that includes some of the industry's most successful companies.

     Ivy Karkut has been President of the Company and a director since November 1999. Prior to joining the Company, Ms. Karkut was employed by the Tommy Hilfiger Corporation as Senior Vice President of Sales for Tommy Jeans from 1995 to 1999. Prior to 1995, Ms. Karkut served as Vice President of Sales and Marketing for Chaps by Ralph Lauren, as Vice President of Sales for Ralph Lauren's Men's Sportswear, and as Head of Men's Sales for Liz Claiborne.

     During fiscal 2000, the members of the Audit Committee were S. Lee Kling, Nicholas DiPaolo and Harvey M. Krueger and the members of the Compensation Committee were Philip G. Barach, Terri Kabachnick and S. Lee Kling. In view of Mr. DiPaolo's election as officer of the Company in September 2000, Terry Kabachnick was elected to serve in his place as a member of the Audit Committee during that month. Accordingly, the three current members of the Audit Committee are independent within the meaning of the SEC Release No. 34-42266. The Company does not have a standing Nominating Committee.

     The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such operations, and recommending to the Board of Directors any changes in the compensation of any employee of the Company whose annual compensation exceeds $150,000. The Compensation Committee met on four occasions during fiscal 2000.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal auditing system. The Audit Committee met on four occasions during fiscal 2000.

     During fiscal 2000, the Board of Directors of the Company met on five occasions. While serving as a director, each of the directors attended at least 75% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which he or she served during fiscal 2000.


        COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock of the Company are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 2000, all Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock of the Company were complied with, except that Ms. Karkut inadvertently failed to file an initial statement on Form 3 upon being elected as a director and each of the outside directors inadvertently failed to file a Form 5 with respect to their annual option grant, each of which shall be filed promptly.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid or accrued by the Company for fiscal 2000, fiscal 1999 and fiscal 1998 with respect to (a) Josephine Chaus, Chairwoman of the Board and Chief Executive Officer, and (b) the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered by such persons in all capacities to the Company.




                                           ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                   -----------------------------------   ------------------------------------
                                                                             NUMBER OF
                                                                            SECURITIES
NAME AND PRINCIPAL POSITION                                                 UNDERLYING          ALL OTHER
HELD DURING FISCAL YEAR 2000        YEAR        SALARY         BONUS          OPTIONS        COMPENSATION (5)
--------------------------------    ----        ------         -----          -------        ----------------
Josephine Chaus
 Chairwoman of the Board and        2000        525,000          --            --                   --
 Chief Executive Officer            1999        525,000          --            --                   --
                                    1998        390,000          --            --                   --
Ivy Karkut
 President and Director             2000        455,385 (1)   250,000       675,000                 --
Barton Heminover
 Vice President of Finance and      2000        164,615        10,000          --                   --
 Assistant Secretary                1999        151,462         5,000          --                   --
                                    1998        135,000          --         46,408(3)               --
Stuart S. Levy (4)
 Chief Financial Officer            2000        289,385        50,000          --                   --
 and Secretary                      1999        245,770 (2)    50,000      140,000                  --

----------
(1) Annual Compensation represents prorated compensation from date of hire on November 29, 1999.
(2) Annual compensation represents prorated compensation from date of hire on September 8, 1998.

(3) Includes options to purchase 3,000 shares of Common Stock issued upon cancellation of options to purchase 3,000 shares of Common Stock granted during fiscal 1997.
(4) Effective January 15, 2000, Stuart Levy, the Company's Chief Financial Officer, left the Company to pursue other business interests. He is currently serving as a consultant to the Company. $126,500 of the amount shown in the table above represents consulting fees.
(5) The amounts in this column include the aggregate value of certain personal benefits to a named executive officer only where such value is greater than the lesser of either $50,000 or 10% of such executive's salary and bonus for the fiscal year.


                              OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during fiscal 2000. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights.


                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                          OPTION TERM (2)
                             ------------------------------------------------------   ------------------------
                                              % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO
                                OPTIONS       EMPLOYEES      EXERCISE
                                GRANTED           IN         OR BASE     EXPIRATION
NAME                             (#)1        FISCAL YEAR      PRICE         DATE           5%           10%
--------------------------       ----        -----------      -----         ----           --           ---
Josephine Chaus ..........       --              --             --           --            --            --
Stuart S. Levy ...........       --              --             --           --            --            --
Barton Heminover .........       --              --             --           --            --            --
Ivy Karkut ...............     675,000          75.6         $ 2.50       9/29/2009    1,061,260     2,689,440

----------
(1)   All options were granted under the Stock Option Plan.
(2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.


       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the exercise of stock options during fiscal 2000 by the Named Executive Officers and the value of unexercised options at fiscal year end.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES




                                                       NUMBER OF       NUMBER OF
                                                       SECURITIES      SECURITIES        VALUE OF           VALUE OF
                                                       UNDERLYING      UNDERLYING     UNEXERCISED IN-     UNEXERCISED
                                                      UNEXERCISED     UNEXERCISED        THE-MONEY        IN-THE-MONEY
                               SHARES                  OPTIONS AT      OPTIONS AT       OPTIONS AT         OPTIONS AT
                              ACQUIRED      VALUE    JUNE 30, 2000   JUNE 30, 2000   JUNE 30, 2000(1)   JUNE 30, 2000(1)
NAME                        ON EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
-------------------------- ------------- ---------- --------------- --------------- ------------------ -----------------
Josephine Chaus ..........      --          --            --              --               --                 --
Stuart S. Levy ...........      --          --            --              --               --                 --
Barton Heminover .........      --          --          23,954          22,454             --                 --
Ivy Karkut ...............      --          --            --           675,000             --                 --

----------
(1) The value is based on the excess of the market price of the Company's Common Stock at the end of fiscal 2000 over the option price of the unexercised options.

                             EMPLOYMENT ARRANGEMENTS

     Andrew Grossman. On September 1, 1994, the Company entered into a five-year employment agreement with Andrew Grossman, Chief Executive Officer and Member of the Office of the Chairman of the Company, with an option to extend the term of Mr. Grossman's agreement for an additional five years. On September 13, 1995, the Company exercised the option to extend his employment agreement. As of January 1, 1998, the Company amended the employment agreement. Under the amended employment agreement, the term of the agreement was modified to extend through September 1, 2000, and the Company was provided with an election to extend the term to September 1, 2004 by giving notice to Mr. Grossman on or before March 1, 2000. On December 21, 1998 the employment agreement with Andrew Grossman was terminated by the Company.

     In connection with the termination, the Company became obligated to pay Mr. Grossman up to $1.66 million over a period of 20 months in consideration of Mr. Grossman's agreement not to compete for twelve months. In addition, the Company became obligated to make bonus payments in an amount equal to 2 1/2 % of net profits for fiscal years 1999 and 2000, and the pro rated portion of fiscal year 2001 (i.e. 1/6 of such year). The Company continued such payments until April 1999 when Mr. Grossman commenced employment with another women's apparel company. By Demand for Arbitration filed on June 9, 1999, Mr. Grossman commenced an arbitration before the American Arbitration Association ("AAA") in New York alleging breach of his employment contract. Specifically, Mr. Grossman sought severance and non-competition payments for the period from April 1, 1999 through September 1, 2000, and his costs, in an amount in excess of $1million. By Award of Arbitrators (the "Award") dated June 30, 2000, a panel of the AAA awarded Mr. Grossman a portion of the relief he had requested. Pursuant to the Award, the Company paid Mr. Grossman $848,347 (less applicable withholding taxes) on July 25, 2000. The Company made two additional payments of $83,333 each (less applicable withholding taxes) on July 31, 2000 and August 31, 2000. Pursuant to the Award, Mr. Grossman also received net profit participation of 2.5% of the annual net profit (as that term is defined in the employment contract between Mr. Grossman and the Company) of the Company for the fiscal year ended June 30, 2000 upon filing of the Company's fiscal year 2000 Form 10-K report. The amount paid was $4,800. Mr. Grossman is to also receive net profit participation of .4166% of the annual net profit (as that term is defined in the employment contract between Mr. Grossman and the Company) for the fiscal year ended June 30, 2001 upon filing of the Company's fiscal year 2001 Form 10-K report.

     Josephine Chaus. The Company's employment agreement with Josephine Chaus, Chairwoman of the Board, commenced on July 1, 1992 and expired on June 30, 1994. Since such date, she has been employed without a written agreement. Ms. Chaus' annual base salary was $525,000 for fiscal 2000.

     Stuart S. Levy. On July 22, 1998, the Company entered into a employment letter agreement with Stuart S. Levy, Chief Financial Officer and Secretary of the Company. Under the employment letter agreement, Mr. Levy received an annual salary of $300,000 and was entitled to an annual bonus in the sole discretion of the Board of Directors. In addition, in connection with the execution of Mr. Levy's employment letter agreement, Mr. Levy was granted options, effective September 8, 1998, to purchase an aggregate of 40,000 shares of Common Stock. The options were granted at an exercise price of $2.58 per share and were vested at a rate of 25% per year, commencing on September 8, 1999.

     On February 23, 1999, the Company entered into a supplemental employment letter agreement with Mr. Levy. Under the supplemental letter agreement, Mr. Levy was entitled to a portion of a bonus pool, with a minimum bonus of $50,000, containing 5% of the Company's net income for each of fiscal 1999 and fiscal 2000. To be eligible for fiscal 1999 and fiscal 2000 bonuses, Mr. Levy had to be employed by the Company on June 30, 1999 and June 30, 2000, respectively. Mr. Levy was awarded a bonus of $50,000 for fiscal 1999. In addition, in connection with the execution of Mr. Levy's supplemental employment letter agreement, Mr. Levy was granted options to purchase an aggregate of 100,000 shares of Common Stock. The options were granted at an exercise price of $2.125 per share and were to vest in full on June 30, 2000, subject to employment on that date.

     If the employment letter agreement had been terminated by the Company other than for cause (including a termination resulting from a change in control), the Company would have been required to pay Mr. Levy his annual salary for a one-year period. Such obligation would have been terminated upon Mr. Levy's acceptance of a position as an employee or consultant with another entity. Effective as of January 15, 2000, Mr. Levy left the Company to pursue other business interests. He is currently serving as a consultant to the Company for a one year term at a monthly rate of $23,000.

     Ivy Karkut. On November 5, 1999, the Company entered into an employment letter agreement with Ms. Karkut providing for her to serve as President of the Company for a three year term. Under the employment letter agreement, Ms. Karkut received a sign-on bonus of $250,000 and she received an annual salary of $800,000 per year from November 29, 1999 through June 30, 2000; thereafter she is entitled to $900,000 per year from July 1, 2000 to June 30, 2001 and $1,000,000 per year from July 1, 2001 to November 29, 2002. Ms. Karkut is entitled to an annual bonus amounting to 2 1/2 % of the net income of the Company only if the profit goals established by the Board of Directors for such year are achieved, subject for the fiscal year ended June 30, 2000 to a minimum bonus of $250,000. In addition, in connection with the execution of Ms. Karkut's employment letter agreement, Ms. Karkut was granted options to purchase an aggregate of 675,000 shares of Common Stock. The options were granted at an exercise price of $2.50 per share, vesting at a rate of 25% per year, commencing on November 29, 1999. Ms. Karkut was also granted 100,000 shares of restricted stock of the Company. If the agreement is terminated by the Company without a cause, Ms. Karkut is entitled to non-competition payments equal to two years base salary if the termination occurs during the first year of employment or following a change of control and to one year base salary if the termination occurs during the remainder of the term.


                                 PROPOSAL NO. 2
                    AMENDMENT NO. 1 TO THE STOCK OPTION PLAN


 General

     The Board of Directors of the Company adopted the Bernard Chaus, Inc. 1998 Stock Option Plan on November 7, 1997, the purpose of which is to enhance the Company's ability to attract and retain employees, officers, consultants and directors and to incentivize such persons to devote their abilities and industry to the success of the Company's business enterprise.


 Proposal

     At the Annual Meeting, the stockholders will be asked to approve Amendment No.1 to the Company's Stock Option Plan in the form attached hereto as Exhibit
A. The purpose of such amendment is to increase the number of shares available for grant under the Stock Option Plan from 2,711,591 to 6,750,000 and to increase the maximum number of options that can be awarded to any employee thereunder from 2,200,000 to 4,000,000. The Board of Directors believes that these increases will be important in the future success of the Company by allowing it to remain competitive in attracting and retaining qualified individuals to serve as officers, key personnel and directors.

     As of June 30, 2000, options to purchase an aggregate of 2,181,310 shares had been granted and were outstanding under the Stock Option Plan at a weighted average exercise price of $2.63 per share. All options granted during the past three fiscal years were granted at an exercise price at least equal to the market price of the Common Stock on the date of the grant of such options. On October 11, 2000 which was the first day of quotation of the Common Stock on the OTC Bulletin Board after the delisting of the Company's Common Stock from The New York Stock Exchange, the range of high and low prices for the Common Stock was $.25 to $.75 (such over the counter market quotations reflect interdealer prices without retail mark-up, mark-down or commission and do not necessarily represent actual transactions).


 Summary of 1998 Stock Option Plan

     The following summary description of the principal terms of the 1998 Stock Option Plan does not purport to be complete and is qualified in its entirety by the full text of the 1998 Stock Option Plan, a copy of which has been attached as Exhibit B to this Proxy Statement.

     Pursuant to the 1998 Stock Option Plan, employees, officers, consultants and directors of the Company chosen by the Committee (as defined below) will be eligible to receive awards of stock options ("Options") in consideration for services performed for the Company (such individuals, "Optionees"); provided, however, that only employees of the Company or its future subsidiaries may receive Incentive Stock Options (as defined below) under the 1998 Stock Option Plan. There are approximately 500 persons eligible to receive awards under the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan may be either nonqualified stock options ("Nonqualified Options") or "incentive stock options," within the meaning of Section 422 of the Code ("Incentive Stock Options").

     The total number of shares of Common Stock with respect to which Options may be awarded under the 1998 Stock Option Plan (subject to antidilution and similar adjustments) was initially fixed at 2,711,591 and would be increased to 6,750,000 if Proposal No. 2 is approved by the shareholders of the Company.

     The 1998 Stock Option Plan is administered by a committee consisting of at least two members of the Board (the "Committee"). Subject to the provisions of the 1998 Stock Option Plan, the Committee will determine when and to whom Options will be granted, the number of shares covered by each Option and the terms and provisions applicable to each Option; provided, however, that the Committee may not award Options to any employee with respect to more than 2,200,000 shares of Common Stock during the term of the 1998 Stock Option Plan. If Proposal No. 2 is adopted, such maximum shall be increased to 4,000,000. The Committee may construe and interpret the 1998 Stock Option Plan and may at any time establish, amend and revoke such rules and regulations for the 1998 Stock Option Plan as it deems advisable.

     An Option may be granted on such terms and conditions as the Committee may approve, provided that all Incentive Stock Options must be granted with an exercise price equal to the fair market value of the underlying shares as of the date of grant (110% in the case of Incentive Stock Options granted to a "ten percent shareholder" (as defined in Section 422 of the Code)). The 1998 Stock Option Plan imposes no such minimum exercise price on Nonqualified Options. Payment of the Option exercise price may be made by cash and/or the transfer of shares of Common Stock to the Company upon such terms and conditions as determined by the Committee. Each Option shall become exercisable in such installments and at such times as determined by the Committee and set forth in an agreement evidencing the grant of an Option. Each Option shall be for such term as the Committee shall determine, provided that no Option shall have a term of greater than ten years (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder"). In the event of certain change in control transactions, each outstanding Option shall become immediately and fully exercisable.

     The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 1998 Stock Option Plan; provided, however, that, to the extent necessary under applicable law, no amendment shall be effective unless approved by stockholders of the Company. In addition, no such change may adversely affect any Option previously granted, except with the written consent of the Optionee.


 Interest of Certain Persons in Proposal No. 2

     In connection with the election of Nicholas DiPaolo, a director of the Company, as Vice Chairman and Chief Operating Officer of the Company, a compensation package is being negotiated which is expected to include a substantial option component. The compensation package is expected to be weighted towards equity, with a below market salary and options to acquire shares representing between 10% and 12% of the outstanding shares of the Company. The options would be granted at a per share exercise price equal to the fair market value per share on the date of grant, and vest over three years. The option grant under discussion with Mr. DiPaolo would be subject to approval of Proposal No. 2. Accordingly, Mr. DiPaolo has an interest in such proposal.

     All Executive Officers of the Company also have an interest in the approval of Proposal No.2 insofar as they are eligible for future options awards, however, no specific option grant is currently contemplated. Outside directors of the Company have an interest in the proposal insofar as they receive an automatic annual grant of 5,000 shares of Common Stock of the Company on July 1st of each year and from time to time may be awarded additional options. For a description of options owned by the Named Executive Officers as of June 30, 2000 and options received by such Named Executive Officers during the fiscal year ended June 30, 2000, see "Executive Compensation" above. As of June 30, 2000, the current executive officers as a group had received options to purchase an aggregate of 726,408 shares pursuant to the Stock Option Plan, and the current non-employee directors as a group had received options to purchase 75,200 shares pursuant to the Stock Option Plan.

 Certain Federal Income Tax Consequences

     The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the 1998 Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a Nonqualified Option and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a Nonqualified Option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the Optionee, subject, in the case of an employee, to tax withholding. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the Common Stock received pursuant to the exercise of a Nonqualified Option will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of Common Stock received upon the exercise of a Nonqualified Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the Common Stock was held for more than twelve months.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an Incentive Stock Option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an Incentive Stock Option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the Incentive Stock Option should result in any difference between the net sale proceeds and the exercise price being treated as longterm capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an Incentive Stock Option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the Incentive Stock Option (including the delivery of such shares in payment of the exercise price of another Incentive Stock Option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute capital gain subject to tax at a rate which is based on the holding period for the shares, and will not be deductible by the Company.

     Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 28OG of the Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1998 Stock Option Plan with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of grant should not be subject to the deduction limitation. Compensation attributable to Options granted under the 1998 Stock Option Plan with an exercise price below fair market value of the underlying Common Stock on the date of grant may be subject to the deduction limitations of Section 162(m) of the Code.


Stockholder Approval


     The approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.


     The Board of Directors recommends a vote for the approval of Proposal No.
2. Each proxy received will be voted for approval of Proposal No. 2 unless otherwise specified in the proxy.


     Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the common stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve Proposal No. 2 without the vote of any other stockholders. Josephine Chaus has advised the company that she intends to vote all of her shares in favor of such proposal.

                             DIRECTORS' COMPENSATION

     During fiscal 2000, directors who were not employees of the Company received an annual fee of $20,000 for serving on the Board of Directors, plus a cash fee of $1,500 per meeting day.


     In addition, directors are paid a per diem advisory fee of $2,100 for special projects assigned by the Board of Directors. Mr. DiPaolo was paid advisory fees aggregating to $7,000 during fiscal 2000. See "Compensation Committee Interlocks" for advisory fees paid to certain other directors during fiscal 2000.


     On February 11, 1998, each nonemployee director serving on such date was granted an option to purchase 10,000 shares of Common Stock with an exercise price of $3.11 per share, exercisable up to 25% on each of the first four anniversaries after the grant. In addition, pursuant to its authority under the Stock Option Plan, the Compensation Committee has provided for each non-employee director to be automatically granted options to purchase 5,000 shares of Common Stock annually on July 1 based on the market price of the Common Stock on the date of grant, exercisable up to 25% on each of the first four anniversaries after the grant.


     The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of each director with the benefits to be paid to each director's designated beneficiary.


                       COMPENSATION COMMITTEE INTERLOCKS

     Philip Barach, Terri Kabachnick and S. Lee Kling served as members of the Compensation Committee during all of a portion of fiscal 2000. Mr. Kling has served until July 2000 as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). Until September 1, 2000, a son of Mr. Kling was also employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 2000 were approximately $226,000. Mr. Barach and Ms. Kabachnick are directors of the Company who provided advisory consulting services during fiscal 2000 and were paid $27,650 and $2,779, respectively.

                          COMPENSATION COMMITTEE REPORT

     Committee. The Compensation Committee establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive Officers. The Compensation Committee is composed of Philip Barach, Terri Kabachnick and S. Lee Kling, none of whom are either officers or employees of the Company.

     Background, Objectives and Philosophy. The Compensation Committee's objective is to establish an overall compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Company's Common Stock increases.

     The Compensation Committee believes that there are three principal components which should be included in a compensation program:

     (1) base salary;

     (2) annual cash incentives; and

     (3) stock option incentives.

     Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under an Incentive Award Plan (the "Incentive Award Plan") and long-term performance of the Company is rewarded through the grant of stock options pursuant to the Stock Option Plan. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. This approach is consistent with the Compensation Committee's view that incentive programs should be based upon performance and that awards of stock options should ally the economic interests of the Company's officers and other key employees with those of the Company's stockholders.


COMPENSATION PROGRAM COMPONENTS.

     Base Salary. Base salaries are set at levels that are competitive within the apparel industry. An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the Company.

     Annual Cash Incentives. Cash incentive awards are based on performance as measured by the Company's net income. The Compensation Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. The Company has in effect the Incentive Award Plan in which certain key employees, other than Josephine Chaus, are eligible to participate. The Compensation Committee from time to time may establish corporate-wide objectives for net earnings each year, the attainment of which serve as the basis for computing annual bonuses. No earnings targets were fixed for fiscal 2000. In the past, individual bonuses for key employees under the Incentive Award Plan have been recommended by management to the Compensation Committee which, in turn, makes the final determination. A portion of each executive's bonus has also been dependent on the achievement of written numerate objectives, which are jointly established in advance by each such executive and the Chief Executive Officer. The Compensation Committee may determine to establish earnings targets for future fiscal years. Certain employment agreements with officers contain minimum bonus arrangements.

     At a meeting of the Compensation Committee held on February 11, 1999, the Compensation Committee determined that, in the wake of Andrew Grossman's departure, it would be desirable to solidify the employment relationships and consider option grants and a bonus formula for certain key personnel of the Company, including Stuart S. Levy but excluding Josephine Chaus. The Compensation Committee approved the institution of a bonus pool, with a minimum aggregate bonus of $200,000, equal to 5% of the Company's net income for each of the fiscal years ended June 30, 1999 and June 30, 2000 for certain key personnel. To be eligible for fiscal 1999 and fiscal 2000 bonuses, the participating employees must be employed by the Company on June 30, 1999 and June 30, 2000, respectively. Mr. Levy was awarded a bonus in the amount of $50,000 for fiscal 1999 but was ineligible to participate in the fiscal 2000 award because he left the Company prior to that date. Such employees also received options for an aggregate of 700,000 shares vesting on June 30, 2000, subject to continued employment on that date.


     Stock Option Plan. The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of executive management with those of the Company's stockholders. The Company has in effect the Stock Option Plan pursuant to which the Compensation Committee may grant executives, other than Josephine Chaus, options to purchase Common Stock of the Company. The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. Levels of participation in the Stock Option Plan generally vary on the basis of the recipient's position in the Company. In connection with the Company's restructuring program, as an incentive to employees, the Company offered all employees holding options the right to exchange such options for new options at a lower exercise price.


     Compensation of the Chief Executive Officer. Josephine Chaus has served as Chief Executive Officer of the Company from 1991 through September 1994 and from December 1998 until present. She served as member of the Office of the Chairman of the Company from September 1994 until December 1998 when the position was eliminated. As Josephine Chaus is a controlling stockholder of the Company, the Compensation Committee did not believe there was a need for bonus compensation or stock incentives. As a result, Josephine Chaus did not participate in the Company's bonus program or the Stock Option Plan. For fiscal 2000, Ms. Chaus's annual salary was $525,000 and her salary was not increased when she resumed the chief executive officer position upon Mr. Grossman's termination. The Compensation Committee took into account cash compensation levels for chief executive officers of similarly situated companies and the successful operations of the Company during fiscal 1999. Andrew Grossman served as Chief Executive Officer from September 1994 through December 1998. Mr. Grossman's salary had been $1,000,000 per year.


                                        COMPENSATION COMMITTEE
                                        Philip Barach
                                        Terri Kabachnick
                                        S. Lee Kling

PERFORMANCE GRAPH


     The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended June 30, 2000 with the cumulative return on the Standard & Poor's 500 Index and the Standard & Poor's Textiles (Apparel) Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1995.


     THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.


[GRAPHIC OMITTED]





                                                            CUMULATIVE TOTAL RETURN
                                   -------------------------------------------------------------------------
                                       6/95         6/96         6/97         6/98        6/99        6/00
                                   -----------   ----------   ----------   ---------   ---------   ---------
BERNARD CHAUS, INC. ............       100.00        65.00        21.25        6.88        5.88        1.38
S&P 500 ........................       100.00       126.00       169.73      220.92      271.19      290.85
S&P TEXTILES (APPAREL) .........       100.00       124.96       137.88      159.52      110.83       78.24

                              CERTAIN TRANSACTIONS

S. LEE KLING

     S. Lee Kling, a director of the Company, served until July 2000 as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 2000 were approximately $226,000.


                                 PROPOSAL NO. 3
                              SELECTION OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent auditors, as the Company's auditors for the fiscal year ending June 30, 2001. Deloitte & Touche has served as the Company's independent auditors since June 10, 1994. Although stockholder ratification of the selection of Deloitte & Touche LLP is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors.

     It is expected that one or more representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of stockholders.

     The Board of Directors recommends a vote for the ratification of the appointment of the auditors. Each proxy received will be voted for the ratification of the appointment of the auditors unless otherwise specified in the proxy.

     Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to ratify the appointment of the auditors. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such ratification of the appointment.


                        PROPOSALS FOR NEXT YEAR'S MEETING

     Any proposal by a stockholder who intends to be present at the next Annual Meeting of Stockholders must be received by the Company at its offices at 800 Secaucus Road, Secaucus, New Jersey 07094 for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 18, 2001. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a stockholder prior to September 5, 2001; provided, however, that if the 2001 Annual Meeting of Stockholders is held prior to October 15, 2001, the Company will notify the stockholders of a revised date for submitting notice to the Company.


                                  MISCELLANEOUS

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

     Copies of the 2000 Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 2000, are being mailed to the stockholders prior to or simultaneously with this Proxy Statement.

     THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 2000 TO EACH STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:


     Bernard Chaus, Inc.
     800 Secaucus Road
     Secaucus, New Jersey 07094


     Attention: Barton Heminover
                Vice President of Finance
                and Assistant Secretary

                                                                      EXHIBIT A


        AMENDMENT NO. 1 TO THE BERNARD CHAUS, INC. 1998 STOCK OPTION PLAN

     Pursuant to Section 12 of the 1998 Stock Option Plan of Bernard Chaus, Inc. (the "Stock Option Plan"), the Board of Directors hereby amends and restates Section 4.1 of the Stock Option Plan so that it reads in its entirety as follows:


     "4.1 The maximum number of Shares that may be made the subject of Options granted under the Plan shall be 6,750,000; provided, however, that the maximum number of Shares that an Eligible Individual may be granted in respect of Options may not exceed 4,000,000 Shares. Upon a Change in Capitalization, the maximum number of Shares referred to in the first sentence of this Section 4.1 shall be adjusted in number and kind pursuant to Section 12. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board."

                                                                      EXHIBIT B


                               BERNARD CHAUS, INC.
                             1998 STOCK OPTION PLAN

     1. PURPOSE.

     The purpose of this Plan is to strengthen Bernard Chaus, Inc. (the "Company") by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees, officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options and Nonqualified Stock Options (as each term is herein defined).

     2. DEFINITIONS.

     For purposes of the Plan:

     2.1 "Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

     2.2 "Agreement" means the written agreement between the Company and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

     2.3 "Board" means the Board of Directors of the Company.

     2.4 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     2.5 A "Change in Control" shall mean the occurrence during the term of the Plan of:

        (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) or more of the then outstanding Shares or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or its Subsidiaries, (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined), or (iv) a trust or private foundation or other estate planning vehicle established by a shareholder of the Company, of voting securities of the Company from such shareholder and/or the acquisition by the heirs, executors or administrators of a shareholder of the Company of voting securities of the Company from such shareholder;

        (b) The individuals who, as of the close of business on the Rights Offering Effective Date are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

        (c) The consummation of:

            (i) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

               (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

               (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

               (C) no Person other than (i) the Company, (ii) any Subsidiary,
          (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or
          (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of more than fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of more than fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

            (ii) A complete liquidation or dissolution of the Company; or

            (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     2.6 "Code" means the Internal Revenue Code of 1986, as amended.

     2.7 "Committee" means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

     2.8 "Company" means Bernard Chaus, Inc.

     2.9 "Disability" means:

          (a) in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes a definition of "Disability", the term "Disability" as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

          (b) in all other cases, the term "Disability" as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

     2.10 "Division" means any of the operating units or divisions of the Company designated as a Division by the Committee.

     2.11 "Eligible Individual" means any officer or employee of the Company or a Subsidiary, or any director, consultant or advisor who is receiving cash compensation from the Company or a Subsidiary, designated by the Committee as eligible to receive Options subject to the conditions set forth herein; provided, however, that only employees of the Company or any Subsidiary may receive Incentive Stock Options under this Plan.

     2.12 "Employee Option" means an Option granted pursuant to Section 5.

     2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.


     2.14 "Fair Market Value" on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

     2.15 "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

     2.16 "Nonemployee Director" means a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

     2.17 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

     2.18 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, or any or all of them.

     2.19 "Optionee" means a person to whom an Option has been granted under the Plan.

     2.20 "Outside Director" means a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     2.21 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

     2.22 "Plan" means the Bernard Chaus, Inc. 1998 Stock Incentive Plan, as amended and restated from time to time.

     2.23 "Pooling Transaction" means an acquisition of the Company in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

     2.24 "Shares" means the common stock, par value $.01 per share, of the Company.

     2.25 "Subsidiary" means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.


     2.26 "Successor Corporation" means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

     2.27 "Ten-Percent Stockholder" means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

     3. ADMINISTRATION.

     3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) directors of the Company; provided, however, that (A) each member shall be a Nonemployee Director and (B) to the extent necessary for any Option intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee shall be an Outside Director. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

     3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

     (a) determine those Eligible Individuals to whom Employee Options shall be granted under the Plan and the number of such Employee Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Employee Option, including the purchase price per Share subject to each Employee Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

     (b) to construe and interpret the Plan and the Options granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law including Rule 16b-3 under the Exchange Act and the Code to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, the Subsidiaries, the Optionees, and all other persons having any interest therein;

     (c) to determine the duration and purposes for leaves of absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

     (d) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

     (e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

     4. STOCK SUBJECT TO THE PLAN.

     4.1 The maximum number of Shares that may be made the subject of Options granted under the Plan shall be ten percent (10%) of the issued and outstanding Shares at the close of business on the Rights Offering Effective Date (which shall be between 2,187,443 and 2,711,591 Shares); provided, however, that the maximum number of Shares that an Eligible Individual may be granted in respect of Options may not exceed 2,200,000 Shares. Upon a Change in Capitalization, the maximum number of Shares referred to in the first sentence of this Section
4.1 shall be adjusted in number and kind pursuant to Section 12. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

     4.2 Upon the granting of an Option, the number of Shares available under
Section 4.1 for the granting of further Options shall be reduced as follows: In connection with the granting of an Option, the number of Shares shall be reduced by the number of Shares in respect of which the Option is granted or denominated.

     4.3 Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option, the Shares allocable to the expired, canceled or otherwise terminated portion of the Option may again be the subject of Options granted hereunder.

     5. OPTION GRANTS FOR ELIGIBLE INDIVIDUALS.

     5.1 AUTHORITY OF COMMITTEE. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Employee Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

     5.2 PURCHASE PRICE. The purchase price or the manner in which the purchase price is to be determined for Shares under each Employee Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the purchase price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Employee Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). Subject to Section 5.5, the Committee shall have the authority to change the purchase price for Shares under an Employee Option subsequent to its grant.

     5.3 MAXIMUM DURATION. Employee Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted. The Committee may, subsequent to the granting of any Employee Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

     5.4 VESTING. Subject to Section 6.4, each Employee Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Employee Option expires. The Committee may accelerate the exercisability of any Employee Option or portion thereof at any time.

     5.5 MODIFICATION. No modification of an Employee Option shall adversely alter or impair any rights or obligations under the Employee Option without the Optionee's consent.

     6. TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS.

     6.1 NON-TRANSFERABILITY. Unless set forth in the Agreement evidencing the Option (other than an Incentive Stock Option) at the time of grant or at any time thereafter, an Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

     6.2 METHOD OF EXERCISE. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (i) cash and/or (ii) the transfer of Shares to the Company upon such terms and conditions as determined by the Committee. In addition, Employee Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee, and the Committee may authorize that the purchase price payable upon exercise of an Employee Option may be paid by having Shares withheld that otherwise would be acquired upon such exercise. Any Shares transferred to the Company (or withheld upon exercise) as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. The Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

     6.3 RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

     6.4 EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In the event an Optionee's employment with the Company terminates following a Change in Control, each Option held by the Optionee that was exercisable as of the date of termination of the Optionee's employment shall remain exercisable for a period ending not before the earlier of (A) the first anniversary of the termination of the Optionee's employment or
(B) the expiration of the stated term of the Option; but in no event shall the exercise period exceed the maximum term provided in Section 5.3.

     7. EFFECT OF A TERMINATION OF EMPLOYMENT.

     The Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment of the Optionee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option is granted or thereafter.

     8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

          (a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted to any Eligible Individual during any fiscal year during the term of the Plan, and (iii) subject to the provisions of
     Section 162(m) of the Code, the number and class of Shares or other stock or securities which are subject to outstanding Options granted under the Plan and the purchase price therefor, if applicable.

          (b) Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

          (c) If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, and restrictions which were applicable to the Shares subject to the Option, as the case may be, prior to such Change in Capitalization.

     9. EFFECT OF CERTAIN TRANSACTIONS.

     Subject to Section 8.4 or as otherwise provided in an Agreement or otherwise by the Committee, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, as the case may be, upon exercise of any Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options prior to such Transaction.

     10. INTERPRETATION.

     The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

     (a) Unless otherwise expressly stated in the relevant Agreement, each Employee Option granted under the Plan is intended to be performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options to fail to qualify as performance-based compensation.

     11. POOLING TRANSACTIONS.

     Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (i) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Option, (ii) providing that the payment or settlement in respect of any Option be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing, and
(iii) providing for the extension of the term of any Option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option.

     12. TERMINATION AND AMENDMENT OF THE PLAN.

     The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option may be granted thereafter. Subject to Section 11, the Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

          (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options theretofore granted under the Plan, except with the consent of the Optionee, nor shall any amendment, modification, suspension or termination deprive any Optionee of any Shares which he or she may have acquired through or as a result of the Plan; and

          (b) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

     13. OTHER ARRANGEMENTS.

     The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     14. LIMITATION OF LIABILITY.

     As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

          (i) give any person any right to be granted an Option other than at the sole discretion of the Committee;

          (ii) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

          (iii) limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

          (iv) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

     15. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

     15.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to conflicts of laws principles thereof.

     15.2 The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     15.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

     15.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

     15.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately legended to reflect their status as restricted securities as aforesaid.

     16. MISCELLANEOUS.

     16.1 MULTIPLE AGREEMENTS. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

     16.2 WITHHOLDING OF TAXES.

          (a) At such times as an Optionee recognizes taxable income in connection with the receipt of Shares or otherwise hereunder (a "Taxable Event"), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or otherwise. The Company shall have the right to deduct from any payment of cash to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

          (b) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

     16.3 EFFECTIVE DATE. The effective date of this Plan shall be the effective date of the Company's rights offering as contemplated by the Form S-3 Registration Statement under the Securities Act of 1933, as amended, which was filed by the Company with the Securities and Exchange Commission on October 30, 1997 (the "Rights Offering Effective Date"), subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of New York within twelve (12) months of the adoption of the Plan by the Board.


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